YALE INTERNATIONAL, INC.

                      Corporate Office Employees Bonus Plan
                           (Effective August 23, 1996)

         In recognition and consideration of the services provided and to be provided by certain corporate office employees of Yale International, Inc. (the "Company"), the Board of Directors of the Company (the "Board") has designated those certain corporate office employees of the Company (each, an "Eligible Employee") to receive a cash bonus (each a "Bonus") in the amount determined by the Board, subject to the terms and conditions hereinafter set forth. Each Eligible Employee shall receive a written notice that he or she has been so designated and the amount of his or her Bonus under the Corporate Office Employees Bonus Plan (the "Plan").

1.       Eligibility
         In order to receive payment of a Bonus, the Eligible Employee must be employed by the Company or its subsidiaries on the day immediately preceding a Change in Control (as hereinafter defined), unless such Eligible Employee's employment is terminated prior to such day on account of the death or disability of such Eligible Employee.

2.       Payment
         Subject to the provisions of the Section 4 hereof, payment of the Bonus to each Eligible Employee entitled thereto shall be made no later than ten (10) business days following a Change in Control in a cash lump sum, reduced by any applicable withholding or other taxes required by law to be deducted from such payment.

3.       Change in Control
         For purposes of the Plan, the term "Change in Control" means the occurrence of any of the following events after the effective date of the Plan:

                  (i) The six persons who were directors of the Company on September 1, 1995 (the "Incumbent Directors") shall cease (for any reason other than death) to constitute a majority of the Board of Directors of the Company. For this purpose, any director who was not a director on September 1, 1995 shall be deemed to be an Incumbent Director if such director was elected or appointed to the Board after the date hereof in substitution of an Incumbent Director by, or on the recommendation of or with approval of, at least a majority of the directors who then qualified as Incumbent Directors (so long as such director was not nominated by a person who has threatened to, or has entered into an agreement to, effect a Change in Control);



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                  (ii) Any "person" (as such term is used in sections 13(d) and
         14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or an employee benefit plan of the Company, through the acquisition or aggregation of securities is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 30% of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors;

                  (iii) The shareholders of the Company approve (i) a merger or consolidation of the Company with any other corporation, provided that, if immediately following such merger the Shareholders of the Company own more than 75 percent of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors of the resulting company and no "person" or "group" (as such terms are used in sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan of the Company, owns more than 25 percent of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors, then no Change in Control shall be deemed to have taken place or (ii) an agreement for the sale of 50 percent or more of the assets of the Company; or

                  (iv) Any other event determined to be a Change in Control by a majority of the Board.

4.       Administration
         The Plan shall be administered by the Board, which shall have the power to determine Eligible Employees and the amount of the Bonus to be awarded to an Eligible Employee. The Board shall have sole discretion to interpret the Plan and to establish, amend and rescind any rules relating to the Plan. Any determination of the Board in the administration of the Plan shall be final and conclusive.

         The Board may, in its sole discretion, determine that a particular Change in Control shall not entitle Eligible Employees to payment of Bonuses under the Plan; provided that such determination must be made prior to the occurrence of such Change in Control.

         The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of North Carolina.



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5.       Amendment or Termination
         The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, suspension or termination shall affect an Eligible Employees right to receive a Bonus under the Plan after such right has accrued by virtue of the occurrence of a Change in Control

6.       Unfunded Plan
         The Company shall not be required to fund the Plan. With respect to any Bonus not yet paid to an Eligible Employee by the Company, nothing contained herein shall give such Eligible Employee any rights greater than those of a general creditor of the Company. The Board may, in its sole discretion, authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan.

7.       Notice
         Notices contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid.

8.       No Setoff; Withholding Taxes
         There shall be no right of setoff or counterclaim, with respect to any claim, debt or obligation, against payments to an Eligible Employee under this Plan. All payments made under this Plan shall be subject to reduction for individual income and withholding taxes required to be withheld by law.


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